EXHIBIT 99.3

Third Quarter Fiscal 2016 Earnings Prepared Comments
Ashland released results for the quarter ended June 30, 2016, at approximately 5 p.m. EDT today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission (SEC). A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Wednesday, July 27, 2016, at 9 a.m. EDT to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results
As shown on Slide 2, our remarks include forward-looking statements, as such term is defined under U.S. securities law.
We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.
Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Non-solicitation, Additional Information and Where to Find It, Participants in Solicitation

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Slide 4: Highlights
Ashland’s performance in the third quarter reflected continued progress in executing our strategic plans as we prepare to separate into two publicly held companies. The chemicals group reported continued growth in several key end markets, solid gross margins and good selling, general and administrative (SG&A) cost discipline. However, overall results for the chemicals group fell below our outlook at the beginning of the quarter as growth rates across some end markets did not materialize as expected. Valvoline reported another strong quarter delivering growth in both lubricant volume and earnings.

As expected, Ashland’s third-quarter results also reflect further receding of headwinds from foreign exchange (FX), weak energy markets and the company’s decision to divest or exit certain non-core product lines. In total, sales declined by approximately 6 percent from the prior year to $1.29 billion with the aforementioned headwinds representing approximately two-thirds of the decline. The year-over-year effect on sales fell from $60 million in the second quarter of fiscal 2016 to approximately $40 million in the third quarter as the headwinds receded further. Ashland expects to fully lap the impact of FX translation and weak energy markets in the fiscal fourth quarter; divestitures of non-core product lines are expected to represent only a modest headwind to fourth-quarter sales.

Ashland generated adjusted EBITDA of $294 million in the quarter, up 1 percent when compared to the prior year. Adjusted EBITDA margin increased 160-basis-points to 22.8 percent.

Ashland reported GAAP earnings of $1.55 per diluted share from continuing operations. After adjusting for key items, earnings per diluted share from continuing operations were $1.95 versus $1.91 in the year-ago period, reflecting a 2 percent increase. This marks Ashland’s first quarter of year-over-year adjusted EPS growth in fiscal year 2016, reflecting the expected improved comparisons for the second half of the year.

Slide 5: Key Items Affecting Income
In total, four key items had a net unfavorable impact on EPS from continuing operations of $0.40 in the third quarter. These items were as follows:

•	$27 million after-tax charge composed of i.) costs related to the Valvoline separation, and ii.) restructuring charges related to the exit from a toller agreement and at a manufacturing plant;
•	$10 million after-tax charge related to adjustments made to environmental reserves during the quarter;
•	$5 million favorable after-tax adjustment associated with a customer claim;
•	$7 million after-tax gain related to the modification of a legacy benefit for former Directors.

The year-ago quarter included three key items with a net unfavorable impact on EPS from continuing operations of $0.23.

Slide 6: Adjusted Results Summary
Ashland’s sales totaled $1.29 billion for the quarter, down $77 million or 6 percent when compared to the prior year, with the combined impact of headwinds from foreign currency translation (-$7 million) and divestitures and exited product lines (-$27 million) accounting for nearly one-half of that decline. While energy sales declined versus the prior year, the impact on total sales of approximately (-$7 million) was substantially less than in previous quarters, consistent with the expectation that ASI would begin lapping the impact from weak energy markets during the third quarter. Sales also declined year-over-year due to pricing adjustments related primarily to lower raw material costs, which offset overall gains in volumes and product mix. On a sequential basis, sales increased by 3 percent, reflecting normal seasonal patterns and receding headwinds. Business mix continues to be favorable due to growth in our higher-margin businesses, contributing to overall gross margin improvement.

The average value of the Euro during the quarter was $1.13 compared to $1.11 in the prior-year quarter.

Ashland’s adjusted EBITDA totaled $294 million for the quarter, an increase of 1 percent compared to the prior year. This marks the first quarter of year-over-year adjusted EBITDA growth in fiscal 2016. On a sequential basis, adjusted EBITDA grew by 7 percent. Adjusted EBITDA margin expanded by 160 basis points over the prior-year period to 22.8 percent. Overall business mix, disciplined pricing amid a favorable raw material cost environment and good cost execution drove the solid margin performance.

Slide 7: Ashland Specialty Ingredients – Adjusted Results Summary
Ashland Specialty Ingredients (ASI) Third-Quarter Performance Summary
ASI reported sales or volume growth in five key end markets, strong gross margins and good SG&A cost discipline, offset by weakness in demand in emerging regions, particularly China and Latin America. Sales totaled $552 million, down 5 percent, with the impact from weak energy markets and the company’s decision to divest or exit certain non-core product lines representing 3 percentage points of the decline. On a sequential basis, sales grew 4 percent, reflecting normal seasonality patterns and the receding headwinds. Adjusted EBITDA totaled $128 million and adjusted EBITDA margin remained healthy at 23.2 percent.

Within Consumer Specialties, sales declined 3 percent, on both as as-reported and currency-adjusted basis, versus the prior year. As expected, foreign currency translation had a negligible impact on the year-over-year results. Growth in pharma, nutrition and hair care was more than offset by lower sales and volumes in some personal care markets, especially in emerging regions.

Within Industrial Specialties, sales declined 7 percent. The previously mentioned headwinds from energy and divested product lines represented 6 percentage points of this decline. As expected, the commercial team drove business gains in the developed regions, offset by further weakness in emerging regions. Within the core architectural coatings end market, ASI began to see the results from recent new business wins from several large customers in North America and Asia, driven by new technologies and applications. Energy sales declined versus the prior year, though the overall impact was less than in previous quarters, consistent with the expectation that ASI would begin lapping the energy headwind during the third quarter. Adhesives continued the growth trend that began in the second quarter.

Outlook
For the fiscal fourth quarter, we have forecast continued weakness in emerging regions. Sales are expected to be in the range of approximately $520 to $540 million. Growth of our high-value-add categories of products sold into higher margin core growth end markets should lead to another quarter of strong EBITDA margins of 24 – 24.5%.

Slide 8: Ashland Performance Materials – Adjusted Results Summary
Ashland Performance Materials (APM) Third-Quarter Performance Summary
APM reported overall results during the third quarter that were consistent with the outlook provided at the beginning of the quarter. While volumes were generally soft within composites across all regions, overall margins were solid, reflecting successful pricing adjustments amid moderate increases in raw material costs during the quarter. This performance was offset by continued weak results within Intermediates & Solvents (I&S) where butanediol (BDO) volumes and pricing impacted sales and earnings. However, turnaround costs in the prior-year quarter at APM’s I&S manufacturing facilities more than offset the impact of lower prices. Combined, these factors led to an 11 percent year-over-year increase in EBITDA to $30 million.

Composites posted another quarter of year-over-year margin expansion as pricing adjustments more than offset the impact of rising raw material costs. Volumes were generally soft across all regions. Volumes in Europe declined when compared to the strong prior-year sales of products used in residential construction markets. Slowing industrial growth in emerging regions – particularly China and Brazil – was reflected in lower volumes in these regions. Overall composites sales declined 11 percent for the quarter. The majority of this decline was due to lower pricing reflecting reduced raw-material costs when compared to the prior-year period.

Within I&S, overall results were generally consistent with our prior expectation that BDO margins would decline further in the third quarter reflecting more aggressive pricing in the marketplace. Overall I&S volumes and sales declined by 3 percent and 21 percent, respectively, when compared to the prior year. In mid-June, Ashland announced BDO price increases for North American and Latin American customers effective July 1st which have begun to generate some traction early in the fiscal fourth quarter.

Outlook
For the fourth quarter, we expect APM’s sales to be in the range of $220 to $240 million. We expect another quarter of solid margin performance within composites to be offset by I&S pricing and volumes that remain well below prior-year levels. In addition, due to lower demand the company has decided to pull forward a planned manufacturing plant turnaround that was previously scheduled for the first quarter of fiscal 2017. We expect EBITDA margin to be in the range of approximately 9-10 percent for the fourth quarter.

Slide 9: Valvoline – Adjusted Results Summary
Valvoline Third-Quarter Performance Summary
Valvoline reported strong third-quarter earnings with EBITDA rising 3 percent, to $119 million, versus the prior year. This marks the eleventh consecutive quarter of year-over-year EBITDA growth as Valvoline continued to execute its strategy of investing in higher-return opportunities within its core lubricants business. Results were driven by solid overall lubricant volume growth with particular strength among our Do-It-For-Me (DIFM) customers including both those served through installers and those served by Valvoline Instant Oil ChangeSM (VIOC). In total, lubricant volume grew by 3 percent and EBITDA margin increased by 110 basis points when compared to the prior year.

At VIOC, same-store sales at company-owned sites grew by 7 percent led by a nearly 6 percent increase in average oil changes per day (OCPD). Average ticket grew 1 percent when compared to the prior year reflecting a 2 percent increase in premium oil changes and higher earnings from non-lube products and services. Over the past year, VIOC added 116 stores, bringing the total to 1,055 stores at the end of June. This increase includes the 89 stores acquired through the Oil Can Henry’s acquisition which closed on February 1st. The acquisition expanded Valvoline’s geographic footprint into the Pacific Northwest of the US which is an attractive growth market. In addition, VIOC opened an additional 27 stores over the past year, of which 7 are company-owned and 20 are franchises.

Volume to customers serving the DIY market declined by 3 percent when compared to the strong year-ago period. This is primarily driven by timing of promotions that shifted between the fiscal 3rd and 2nd quarter.  Year to date, volumes sold to DIY customers have increased 1 percent due to an 8 percent increase in branded volume sales.

Within Valvoline’s international channel, volume grew 6 percent when compared to the prior year driven by continued strong execution of our channel-building efforts. Foreign currency had a negative impact of $5 million to Valvoline’s overall sales and $1 million to Valvoline’s overall earnings in the third quarter.

Overall sales mix continued to improve, with U.S. premium-branded lubricant sales volume increasing to 45.3 percent during the quarter, a 450-basis-point increase from the prior year and a 70-basis-point increase from the second quarter of fiscal 2016.

Selling, general and administrative (SG&A) expenses totaled $95 million for the quarter compared to $88 million during the prior year. The increase was due primarily to promotional and advertising activity, employee costs and expenditures related to digital infrastructure upgrades.

In response to recent increases in base oil costs, Valvoline communicated price increases to the market during the third quarter. In addition, certain DIFM customer accounts adjust prices in accordance with index-based raw material pricing.

Outlook
Due to securities laws restrictions associated with the planned separation, we are not providing a fourth-quarter outlook for the Valvoline business segment.

Slide 10: Fiscal Third Quarter 2016 – Corporate Items
During the third quarter, Ashland generated adjusted corporate operating income of $14 million. We continue to expect adjusted corporate operating income in fiscal year 2016 of approximately $40-$50 million.

In the quarter, net interest expense was $40 million. We now expect full-year interest expense of approximately $165-$175 million in 2016.

Excluding key items, the effective tax rate for the quarter was 28 percent. For the fiscal fourth quarter, we expect the adjusted effective tax rate to be approximately 28 percent. For fiscal year 2016, we expect the adjusted tax rate to be at the upper end of the 25 – 26 percent range.

Trade working capital for the quarter was 19.2 percent of sales. We continue to expect trade working capital as a percent of sales to be in the range of 19-20 percent in 2016.

Capital expenditures were $78 million in the quarter. For 2016, we now expect capital expenditures to be at the lower end of the $320-$340 million range. This reflects the company’s proactive decision to slow down capital spending at ASI due to the broader current business environment.

Operating cash flow during the quarter was $185 million. Free cash flow during the quarter was $107 million. We expect operating cash flow for the full year to be in the range of $580-$600 million. We now expect free cash flow for the full year to be in the range of $260-$280 million. The new range reflects lower expected earnings in fiscal year 2016, the timing of separation-related payments and the timing of an environmental-related payment, partially offset by improved working capital management.

Ashland’s liquidity position remains very strong. At the quarter end, Ashland had approximately $1.9 billion of available liquidity, including $1.2 billion in cash. Nearly all of this cash is held outside the U.S.

For EPS purposes, we expect weighted average diluted share count to be approximately 63 million shares for the fourth fiscal quarter.

SM Service mark, Ashland or its subsidiaries, registered in various countries

Slide 11: Separation Update
Over the past several months, Ashland achieved significant milestones in its plan to separate into two independent, publicly-traded companies.

In early July, Ashland announced an amendment to its senior unsecured credit agreement. The amendment includes, among other things, the requirement to use net proceeds from the new Valvoline credit agreement and senior bond offering to repay its existing term loan A and/or permanently reduce its existing revolving credit commitments under the senior unsecured credit agreement in the aggregate amount of up to $1 billion.

Also in early July, Ashland announced that a Valvoline subsidiary entered into a new delayed-draw credit agreement for senior secured bank facilities. The agreement provides for $1.325 billion in financing, consisting of a five-year senior secured revolving credit facility in the amount of $450 million, which includes a $100 million letter of credit sublimit, and a five-year senior secured term loan facility in the aggregate principle amount of $875 million.

Additionally in early July, Ashland announced the pricing of a senior bond offering by a Valvoline subsidiary of $375 million aggregate principal amount of 5.5% senior notes due 2024. In accordance with the aforementioned amendment to its existing credit agreement, Ashland used the net proceeds from the offering to repay borrowings under its senior unsecured credit facilities.

End of Prepared Remarks